Exhibit 23.1
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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Stacey's Buffet, Inc.

      We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

      The report of KPMG Peat Marwick LLP covering the January 3, 1996 financial statements, contains an explanatory paragraph that states that the Company adopted in 1995 the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.


KPMG PEAT MARWICK, L.L.P.



/s/  KPMG PEAT MARWICK, L.L.P.
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Tampa, Florida
February 7, 1997